Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Adviser Managed Trust:

We consent to the use of our report included herein dated January 21, 2011, with respect to the statements of assets and liabilities of the Adviser Managed Trust, comprising the Tactical Offensive Equity Fund, Tactical Offensive Fixed Income Fund and Tactical Defensive Fund, as of January 5, 2011, and the related statements of operations for the period of January 5, 2011, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 24, 2011